Exhibit 99.1

Contacts:
	Jim Curley	Christopher Bunn
	Chief Financial Officer	Director, Investor Relations
	(510) 420-5000	(510) 420-5150

LeapFrog Enterprises, Inc. Announces the Appointment of Mike Wood to Chief

Vision and Creative Officer; Tom Kalinske Moves from Chairman to CEO; Jerry Perez

Joins as President; Director Steve Fink Appointed Chairman

Emeryville, Calif. – February 10, 2004 – LeapFrog Enterprises, Inc. (NYSE: LF), a leading developer of innovative, technology-based educational products, today reported the appointment of founder Mike Wood to Chief Vision and Creative Officer. The company also announced that Tom Kalinske would resume the role of CEO. Jerry Perez joins LeapFrog as President. Director Steve Fink has been appointed Chairman of the Board of Directors.

“LeapFrog has achieved extraordinary success over the past nine years, starting from a simple belief that learning can be effective and engaging for all ages, and transforming that commitment into a $680 million company,” said Mike Wood. “I believe that going forward I can maximize my contribution to the company and its shareholders by serving as LeapFrog’s Chief Vision and Creative Officer. This new role will enable me to pursue my passion – helping children to learn – while allowing me to continue to develop new products that achieve that goal.”

Since founding the company in 1995, Wood, the outgoing President and CEO, has been named the inventor or co-inventor on over 20 patents issued on educational products for children. “I cannot think of two more ideal individuals to guide this company at this point in its development than Tom Kalinske and Jerry Perez, as CEO and President, respectively. They have the experience, respect and have produced the results to take this company to the next level.” said Wood.

Tom Kalinske, LeapFrog’s Chairman of the board since 1997, resumes his role as LeapFrog’s CEO. Kalinske previously served as LeapFrog’s Chief Executive Officer from September 1997 to April 2002. From 1990 to 1996, Kalinske was President and CEO of Sega of America. In the late 80’s, he was President and CEO of Universal Matchbox Group. Prior to that, he served as President and co-CEO of Mattel.

Since 1996, Tom Kalinske has served as the President of Knowledge Universe, a company that focuses on education and training. Mr. Kalinske has served as Chairman of the Toy Manufacturers’ Association of America, in 1997, he was inducted into the Toy Industry Hall of Fame, and he has served on the RAND Education Board.

-More-

“I welcome the opportunity to return to the role of CEO as LeapFrog continues to expand into new categories and geographies as a truly global education company,” said Kalinske. “This move will enable LeapFrog to continue to benefit from Mike’s genius in creative product development, his first love, and it allows me to focus on preparing the company for global education leadership in the consumer and school markets.”

Jerry Perez brings to LeapFrog 22 years of brand marketing and consumer products experience. As Executive Vice-President of Fisher-Price, a division of Mattel, he was responsible for Fisher-Price’s worldwide business including Toys, Juvenile Products, Power Wheels and a broad array of licensed children’s products. He began his career in marketing and brand management at Quaker Oats, and entered the field of children’s products when he joined Hasbro’s Kenner division in 1985. Perez earned a BA from the University of Notre Dame and an MBA from the University of Michigan. During his career, Jerry has led the development of over 3,000 new products as well as leadership marketing initiatives with world-class consumer products companies like Procter & Gamble, Gerber and McDonald’s.

“LeapFrog has a unique brand that is recognized for engaging and effective educational products in both home and schools,” said Perez. “I am honored to join the LeapFrog team at this exciting time and look forward to extending LeapFrog’s brand and innovative product leadership around the world.”

“We feel strongly that Jerry is the right President to lead LeapFrog through our next growth stage,” said Kalinske. “We think Jerry’s proven track record in marketing, design and sales is an excellent match for the opportunities afforded by LeapFrog’s high-quality, technology-based educational products and strong consumer brand.”

Steve Fink, a LeapFrog board member since 1999, has been appointed Chairman of the Board. Fink is the CEO of Lawrence Investments, LLC, a technology and biotechnology private equity investment firm that is controlled by Larry Ellison. Fink also serves as a Vice Chairman of Knowledge Universe. He currently serves as Vice Chairman of Heron International, a European real estate development company, as a director of Nobel Learning Communities, a for-profit provider of education and educational services products for the pre-elementary through 12th grade market, as Non-executive Chairman of the board of Spring Group plc, an information technology services company in the United Kingdom, and of Nextera Enterprises. Fink also serves on the boards of directors of privately held companies, and he is a member of the board of trustees of Barnard College, Columbia University.

These management changes are effective immediately.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California.

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LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages from six months to 16 years. LeapFrog’s award-winning U.S. consumer products are available at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

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LEAPFROG and LEAPFROG SCHOOLHOUSE are trademarks of LeapFrog Enterprises, Inc.

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